CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 16, 2015, relating to the financial statements and financial highlights of Franklin California High Yield Municipal Fund and Franklin Tennessee Municipal Bond Fund which appear in the May 31, 2015 Annual Reports to Shareholders of Franklin Municipal Securities Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

September 25, 2015